Exhibit 10.16

MASTER SERVICES AGREEMENT

This Master Services Agreement (this Agreement) is entered into between Hawaiian Telcom Services Company. (°HTSC) with its principal place of business located at                                          and Verizon Select Services Inc. (VSSI), a corporation organized and existing under the laws of the State of Delaware, with its principal place of business located at 110 Allen Road, Suite 300, Liberty Corner, NJ 07938, U.S.A., to provide Services (as such term is defined in Section 1) hereunder. HTSC and VSSI may be referred to collectively as Parties, and each individually as a Party.

PURPOSE

Whereas, VSSI owns or operates communications and other supporting services (the Services”), and is in the business of providing such Services pursuant to certain terms and conditions set forth in this Agreement and the following Service Schedules, applicable to each of the Services and incorporated herein by this reference; arid

Whereas, HTSC wishes to purchase the Services and agrees that VSSI will provide such Services pursuant to this Agreement.

NOW THEREFORE in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS:

Unless otherwise defined the following terms shall have the respective meanings specified below:

“Affiliate” shall mean a person or entity that (directly or indirectly) owns or controls, is owned or controlled by or is under common ownership or control of a Party. As used in this definition, Control means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a corporation, person or other entity whether through the ownership of voting securities, by contract or otherwise,

“Agreement” shall have the meaning set forth in the preamble and includes all Service Schedules, Attachments, Annexes, and Exhibits attached hereto and incorporated by reference.

“Authorizations” shall mean any tariffs, permits, certifications, authorizations, licenses, approvals or similar documentation or consents as may be required by any governmental body or agency having jurisdiction over the business of a Party in connection with this Agreement, including without limitation, in the United States, the Federal Communications Commission and a state Public Utility or Service Commission.

“Billing Cycle” with respect to any Service, shall have the meaning set forth in the applicable Service Schedule or if not defined therein shall mean VSSI (billing cycle to which HTSC's account hereunder is assigned by VSSI (a full billing cycle being approximately thirty (30) days).

“Business Day” shall mean any day except Saturday, Sunday and any day which shall, in New York, New York, USA, be a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

“Claims” shall have the meaning set forth in Section 9.

“Cure Period” shall have the meaning set forth in Section 6.4.

GSI Master Services Agreement	VSSI & HTSC

“Contract” shall mean this document without Annexes, Exhibits, Service Schedules or Attachments.

“Disclosing Party” shall mean any Party disclosing Proprietary Information.

“Due Date” shall mean, with respect to any Invoice, the 30th calendar day after the time of HTSC’s receipt thereof as set forth in Section 18, unless a later date is set forth on the Invoice.

“Effective Date” shall mean the Closing Date as defined in the Amended and Restated Agreement of Merger (“Merger Agreement”) dated as of April 8, 2005 among GTE Corporation, Verizon Holdco L.L.C., Hawaiian Telcom Holdco, Inc., and Hawaiian Telcom Communications, Inc.

“End-Users” shall mean those of HTSC’s customers to whom HTSC resells Services purchased hereunder or who otherwise are authorized to use such Services.

“Event of Force Majeure” shall have the meaning set forth in Section 11.

“Excused Outage” shall mean any outage, unavailability, delay or other degradation of Service to, associated with or caused by, mutually agreed scheduled maintenance events, HTSC negligence or willful misconduct or the negligence or willful misconduct of others unauthorized or authorized by HTSC to use the service, HTSC provided power or equipment, including, without limitation, traffic exchange points, or an Event of Force Majeure.

“Facilities” shall mean property owned or leased by VSSI and used to deliver Service, including terminal and other equipment, wires, fiber optic cables, fines, circuits, ports, routers, switches, channel service units, data service units and the like.

“Government Authority” shall mean any instrumentality, subdivision, court, administrative or law enforcement agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Indemnitee” and “Indemnitees” shall have the meanings set forth in Section 9.

“Indemnitor” shall have the meaning set forth in Section 9.

“Initial Term” shall mean the period commencing on the Effective Date and expiring at the end of the ninth month (9th) month thereafter unless terminated earlier pursuant to Section 6.

“Invoice” shall have the meaning set forth in Section 4.2.

“Notice of Dispute” shall have the meaning set forth in Section 5.

“Parties” and “Party” shall have the meanings set forth in the preamble.

“Proprietary Information” shall mean (a) information relating to this Agreement (including, without limitation, its existence, its terms and conditions and the relationship of the Parties) and (b) with respect to each Disclosing Party, (i) the Services provided by or purchased by such Disclosing Party and (ii) other information of the Disclosing Party (including its suppliers, services providers, agents, contractors, licensors, other vendors and business partners) which is not generally available to the public and which the Disclosing Party desires to protect against unrestricted disclosure or use, including, without limitation, all specifications, drawings, sketches, models, samples, reports, plans, forecasts, current or historical data, projections, financial statements, computer programs, documentation, formulae, methods (whether or not patentable or reduced to

GSI Master Services Agreement	VSSI & HTSC

practice), trade secrets, source codes, maskworks, inventions (whether or not patentable or reduced to practice), technology, and other technical, financial or business information and data (and all copies and tangible embodiments of any of the foregoing).

“Recipient” shall mean the Party to whom Proprietary Information is disclosed or who otherwise has access thereto, including such Party’s Affiliates.

“Regulatory Requirement” shall mean any rule, regulation, law or order issued by the Federal Communications Commission, a state Public Utility or Service Commission or a governmental agency or court of competent jurisdiction.

“Service” and “Services” shall refer to the Services listed in the Service Schedules.

“Service Date” shall mean, for the initial scope of Services, the Effective Date or, for any new Services ordered by HTSC during the Term, the date set forth in the applicable Service Schedule when VSSI shall first provide the Service to HTSC.

“Service Order” shall mean any orders hereafter submitted by HTSC to VSSI for one or more Services under this Agreement, which Service Order shall be in a form reasonably acceptable to VSSI in accordance with VSSI’s then current standard procedures and guidelines for ordering such Service and which, in any event, shall set forth information reasonably necessary for VSSI to provide the Services requested, including without limitation and to the extent applicable, the term of the Service (if different from the Term), volume requirements if any, technical and logistical specifications, and pricing and billing information. Service Orders for switched Services shall be made through mechanized orders through NOCV, CARE and such other systems as may be designated by VSSI from time to time. HTSC shall not be required to submit Service Orders for existing service arrangements transferred to HTSC pursuant to Section 5.18(c) of the Merger Agreement.

“Service Schedule” shall mean a document attached to this Agreement which describes a Service and which specifies the features of the Service, e.g. term, geographic scope and technical definitions applicable to that Service. Service Schedules shall include all subordinate Attachments, including a Pricing Attachment.

“Subsequent Term” shall have the meaning set forth in Section 3.2.

“Taxes” shall have the meaning set forth in Section 7.

“Term” shall mean, collectively, the Initial Term and all Subsequent Terms, if any.

“Written Notice” shall mean a notice delivered in accordance with Section 18.

2.	SERVICES; SERVICE ORDERS:

2.1	The Services provided pursuant to this Agreement are set forth in Service Schedules attached hereto. Terms, conditions arid guidelines for Service-specific rights and obligations are set out in each Service Schedule. VSSI shall provide to HTSC the Services that HTSC subscribes to hereunder in accordance with this Agreement. For Services that require a Service Order in order to initiate provisioning under this agreement, such provisioning shall be undertaken only upon the Service Order being accepted in accordance with the procedures set forth herein and in any applicable Service Schedule.

2.2	The specific responsibilities of HTSC and VSSI are set forth below:

GSI Master Services Agreement	VSSI & HTSC

HTSC shall:

a)	Ensure that any representation, warranty or guarantee made to its End Users regarding a Services specifications, features or capabilities will be consistent with VSSI is documentation, literature and commitments for that Service.
b)	Allow VSSI access to and use of End Users premises to the extent reasonably necessary for the installation, connection, inspection, scheduled or emergency maintenance, removal of Facilities and systems relating to the Service, and for repair, replacement or otherwise as VSSI may determine is necessary, provided however, that VSSI shall use reasonable efforts to minimize disruptions to the Service caused thereby;
c)	Allow VSSI to remove the Facilities from the End Users Premises upon termination, expiration or cancellation of this Agreement or a relevant Service Order (this provision shall survive the expiration, termination or cancellation of the Agreement);
d)	Be responsible for providing and maintaining at its own expense the level of power, heating and air conditioning necessary to maintain the proper environment for all Facilities incident to providing the Service on the End Users premises;
e)	Comply with all applicable laws and regulations regarding the working conditions on the End Users premises;
f)	Order any new Services by transmitting Service Orders therefore, if required by the applicable Service Schedule, to VSSI; and
g)	At all times comply with industry recognized standards of acceptable use and comply with its own Privacy Policy.

HTSC shall not and shall not permit others to:

a)	Rearrange, disconnect, remove, attempt to repair, or otherwise tamper with any Facilities of VSSI, without the prior written consent of VSSI; or
b)	Take any action that causes the imposition of any lien or encumbrance on the Facilities.

In no event will VSSI be liable to HTSC or any other person for interruption of Service or for any other loss, cost or damage caused or related to improper use or maintenance of the Facilities by HTSC or third parties that are provided access to the Facilities by HTSC or End User in violation of this Agreement

VSSI shall:

a)	Provide and maintain the Facilities in good working order;
b)	Except for emergency repairs, notify HTSC at least three (3) business days in advance of any regularly scheduled maintenance that will require access to the End User’s premises, schedule such access at reasonable times and comply with any reasonable policies regarding such access of HTSC or the applicable End User;
c)	Accept or reject Service Orders for new Services promptly after receipt thereof and once accepted in writing (including by countersigning the Service Order), each such Service Order shall be deemed a part of this Agreement subject to the terms and conditions hereof and shall be incorporated by reference herein, it being expressly agreed that VSSI shall be under no obligation to accept any Service Order for new Services and VSSI’s failure to promptly accept or reject any such Service Order shall in no event be deemed or otherwise construed as acceptance thereof;
d)	At all times comply with industry recognized standards of acceptable use and comply with its own Privacy Policy; and
e)	Provide the Service per the applicable Service Schedule as agreed to in the applicable accepted Service Orders.

3.	TERM OF THE AGREEMENT:

GSI Master Services Agreement	VSSI & HTSC

3.1	This Agreement shall become effective on the Effective Date and shall continue in effect, unless otherwise terminated pursuant to the terms of this Agreement, for the duration of the Initial Term. Section 3.3 shall govern the term of those Services which exceed the Term of this Agreement.

3.2	Unless otherwise agreed in an amendment to this Agreement or a Service Order, all Services, Service Schedules, Attachments and Service Orders for the Services provided under this Agreement will terminate simultaneously with the expiration or termination of this Agreement.

3.3	The term of a Service Order for new Services shall commence as of the first to occur of:

a)	the date set forth in the Service Order respecting the Service that is delivered by VSSI to HTSC;

All Services provided after a term commences shall be charged to HTSC.

4.	BILLING AND PAYMENT; RATES AND CHARGES

4.1	HTSC shall pay VSSI for the Services at the rates, fees and charges set forth in the applicable Service Schedules or accepted Service Orders. HTSC shall be liable for all undisputed charges for the Services.

4.2	VSSI agrees to make commercially reasonable efforts to send HTSC a current invoice no later than thirty (30) days after the close of each Billing Cycle for each of the Services provided to HTSC (“Invoice”), The Parties shall specify in each Service Schedule the number of Invoices and content of each Invoice to be provided at the close of each Billing Cycle.

4.3	HTSC shall pay the monthly recurring charges for Service when due. Payment for bills rendered to HTSC shall be due thirty (30) calendar days after receipt of the invoice. Each Invoice shall be paid by HTSC via wire transfer or automated clearing house (ACH) in immediately available funds so that the payment is received by VSSI no later than the Due Date, The applicable Service Schedule shall specify the currencies in which payments shall be made for each Service and geographic location and, if not so specified, the currency shall be US Dollars. Any delinquent Invoice or undisputed amounts unpaid and outstanding thereunder shall accrue interest (from the applicable Due Date until all such amounts and accrued interest thereon are paid in full) at a rate equal to the lesser of (a) 1.5% per month or (b) the maximum rate permitted under applicable law,

4.4	The prices in Annex A for the initial scope of Services are fixed except as otherwise specifically provided in this Agreement. Unless the accepted Service Order provides that the rate for a Service is fixed for a specified Term or dependent on particular volumes, or the Parties agree that the rate is fixed for the Term of the Agreement, VSSI may revise the rates, monthly recurring and other charges for such Service at any time upon prior Written Notice to HTSC.

4.5	In the event of any change in applicable law, regulation, decision, rule or order that materially increases the costs or other terms of delivery of Service, the Parties agree to negotiate regarding the rates that are fixed for a specified Term or dependent on particular volumes. VSSI shall provide Written Notice of any such change as soon as practicable, but not less than thirty (30) days prior to such rate change. In the event that the Parties are unable to reach agreement respecting new rates within thirty (30) days after delivery of Written Notice requesting negotiation, then (a) VSSI may pass such increased costs through to HTSC as a rate increase, and (b) HTSC may terminate the affected Service

GSI Master Services Agreement	VSSI & HTSC

Order by delivering Written Notice of termination no later than thirty (30) days after the effective date of the rate increase.

5.	BILLING DISPUTES:

HTSC shall have the affirmative obligation of providing Written Notice of any dispute (a “Notice of Dispute”) regarding any Invoice prior to the Due Date for payment thereof. Each Notice of Dispute shall include sufficient detail for VSSI to investigate the dispute set forth therein. HTSC may withhold payment only on amounts so disputed in good faith and clearly set forth in any applicable Notice of Dispute together with the basis for the dispute. Any and all undisputed amounts shall be paid in full when due. HTSC will pay when due any invoiced amounts not disputed in accordance with this Section 5 and if HTSC does not dispute an amount within sixty (60) days of the Due Date HTSC shall be deemed to have waived its right to dispute such amount, Provided HTSC has provided sufficient detail for investigation of the dispute, VSSI shall use reasonable efforts to resolve and communicate its position regarding the dispute to HTSC in writing within thirty (30) days of its receipt of the Notice of Dispute. In the event that the Parties are unable to resolve any such dispute within thirty (30) days of receipt of the applicable Notice of Dispute, at the request of either Party, the dispute shall promptly be submitted to the Parties for resolution or for determination of an appropriate procedure for resolving the dispute. If the dispute is resolved in VSSI’s favor (either by agreement or by a court of competent jurisdiction) any amounts to be paid by I-ITSC following the resolution of the dispute shall be subject to interest under Section 4.3 hereof retroactive to the Due Date of the disputed Invoice. Notwithstanding anything herein to the contrary, claims of fraudulent usage shall not constitute a valid basis for a dispute except to the extent due to a failure of VSSI to perform the Services in accordance with this Agreement.

6.	TERMINATION RIGHTS:

6.1	Regulatory Changes: In the event that a Regulatory Requirement is expected to materially affect any Service (other than as provided in Section 4.5 of this Agreement), VSSI will provide HTSC with as much advance notice of the Requirement as possible, and the Parties agree to negotiate in good faith to modify this Agreement within thirty (30) days of issuance in such a way as the Parties mutually agree in writing is consistent with the form, intent and purpose of this Agreement and is necessary to comply with such Regulatory Requirement. Should the Parties not be able to agree on modifications necessary to comply with a Regulatory Requirement within thirty (30) days after the Regulatory Requirement is effective, then upon Written Notice, either Party may, to the extent practicable, terminate that portion of this Agreement that is adversely affected by the Regulatory Requirement, or, if partial termination is not practicable or substantially alters the fundamental terms of this Agreement, terminate this Agreement in its entirety.

6.2	Either Party may terminate this Agreement immediately (a) upon the other Party’s insolvency, dissolution or cessation of business operations, (b) if such other Party files a petition in bankruptcy or if a petition in bankruptcy is filed against it, or (c) if such other Party makes an assignment for the benefit of any of its creditors or similar arrangement pursuant to any bankruptcy law (or similar law of an applicable jurisdiction).

6.3	VSSI may terminate this Agreement or any Service Schedule under which it is providing Services upon fifteen (15) days’ Written Notice to HTSC for HTSC’s failure to pay any Invoice in full (except for amounts withheld in accordance with Section 5) when due. Notwithstanding anything to the contrary set forth herein, VSSI may suspend or terminate any individual Service or End User immediately and without notice, to the extent, in the sole discretion of VSSI, (a) any misuse of such Service or misconduct with respect thereto on the part of HTSC or its End-Users would, in VSSI’s reasonable opinion, damage VSSI’s network, facilities or other property or (b) VSSI is acting pursuant to the order or request of

GSI Master Services Agreement	VSSI & HTSC

a Government Authority. VSSI will notify HTSC as soon as practicable of such suspension and will promptly reinstate any suspended services upon the issue being resolved.

6.4	In the event of a breach of any material term or condition of this Agreement by a Party (other than a failure to make payment when due, but including, without limitation, any breach of warranty hereunder), the non-breaching Party may terminate this Agreement upon thirty (30) days’ prior Written Notice, unless the breaching Party cures the breach during such thirty (30) day period (the “Cure Period”).

6.5	Upon any material breach by HTSC not cured before expiration of the applicable Cure Period, if any, VSSI may at its sole option do any or all of the following:

a)	Cease accepting or processing Service Orders and suspend some or all Services without liability;

b)	Cease providing all electronically and manually generated information and reports (including any call detail records [CDRs] not paid for by HTSC);

c)	Terminate this Agreement and some or all Services without liability or further obligation and without further notice;

d)	Collect from HTSC an amount equal to any “Minimum Charges” or “Cancellation Charges” as may be set forth in an applicable Service Schedule, for the remaining portion of the unexpired Term; and

e)	Pursue such other legal or equitable remedy or relief as may be appropriate.

6.6	Either Party shall be entitled immediately to suspend this Agreement and/or the provision of Services, without liability, in the event that:

(a)	Payment of an undisputed portion of an Invoice is not received by VSSI within fifteen (15) days of the Due Date;

(b)	It is entitled to terminate the Agreement;

(c)	At the instruction of any competent Government Authority.

Any exercise of such right of suspension shall not prejudice any right of such Party to subsequently terminate this Agreement.

6.7	HTSC will have the right to terminate this Agreement, in whole but not in part, at any time for convenience (including all Service Schedules or Service Orders as designated in HTSC’s notice) upon ninety (90) days prior written notice. In such event, HTSC will not owe VSSI any amounts or liabilities beyond payment for undisputed charges for the terminated Services that were properly provided prior to and through the effective date of termination, including any applicable termination liability.

6.8	VSSI shall undertake commercially reasonable efforts to transition HTSC’s customers from the Services to substitute service arrangements established by HTSC upon the expiration or earlier termination of this Agreement and/or any Service Orders. Such assistance will consist of the transfer of relevant and available customer data, including ordering and billing records as they exist in the VSSI’s ordering and billing systems. VSSI shall provide such data in a flat file format. HTSC shall develop any necessary interfaces to upload such into its own systems.

GSI Master Services Agreement	VSSI & HTSC

7.	TAXES AND ASSESSMENTS:

HTSC is responsible for the collection and remittance of all governmental assessments, surcharges and fees pertaining to its purchase and resale of the Services (other than taxes on VSSI’s net income) (collectively, “Taxes”). It is HTSC’s obligation to obtain and provide to VSSI a copy of valid and property executed certificates of exemption.

8.	WARRANTIES; DISCLAIMER AND LIMITATION OF LIABILITY:

8.1	Each Party represents and warrants to the other Party that (i) it has the power and authority to enter into and perform its obligations under this Agreement, (ii) this Agreement, when executed, shall become the legal, valid and binding obligation of such Party (iii) the person or persons executing this Agreement on behalf of such Party has the full right, power and authority to do so on such Party’s behalf and (iv) no consent from any other person or entity (including, without limitation, Authorizations) is required as a condition precedent to such Party entering into or performing its obligations under this Agreement.

8.2	VSSI warrants that the Services it provides (i) shall comply with applicable Service Standards set out in Service Schedules, and (ii) that such Services and the authorized use thereof do not infringe, misappropriate or misuse any third party intellectual property or other rights. EXCEPT FOR THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT, VSSI MAKES NO OTHER WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION ANY AND ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, SATISFACTORY QUALITY OR WITH RESPECT TO TRANSMISSION, EQUIPMENT OR SERVICE PROVIDED HEREUNDER. VSSI DOES NOT MONITOR AND DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR THE CONTENT OF ANY COMMUNICATION TRANSMITTED VIA AN APPLICABLE SERVICE AND DISCLAIMS LIABILITY AND RESPONSIBILITY FOR UNAUTHORIZED USE OR MISUSE OF ANY APPLICABLE SERVICE.

NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOST PROFITS, LOST REVENUES, LOSS OF GOODWILL, LOSS OF DATA, LOSS OF ANTICIPATED SAVINGS, LOSS OF CUSTOMERS, INTERFERENCE WITH BUSINESS OR COST OF PURCHASING REPLACEMENT SERVICES) ARISING OUT OF THE PERFORMANCE OR FAILURE TO PERFORM UNDER THE TERMS OF THIS AGREEMENT OR THE PROVISION OF SERVICES, WHETHER OR NOT CAUSED BY THE ACTS OR OMISSIONS OR NEGLIGENCE OF SUCH PARTY’S EMPLOYEES OR AGENTS, REGARDLESS OF THE FORESEEABILITY THEREOF AND REGARDLESS OF WHETHER SUCH PARTY HAS BEEN INFORMED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES.

8.3	HTSC shall be solely responsible for solicitation, service requests, creditworthiness, customer service, billing and collection of its End Users. HTSC remains responsible for compliance with all terms and conditions of this Agreement, including without limitation, payment obligations, without regard to HTSC’s ability to charge for Services used by or purchased from it by End Users or to collect payment from its End Users.

8.4	Each Party’s sole liability and the other Party’s sole remedy for damages relating to a Service provided under this Agreement shall be limited to the amounts paid for such

GSI Master Services Agreement	VSSI & HTSC

Service and any amounts accrued but unpaid therefor (plus interest thereon) during the twelve (12) months immediately preceding the event out of which the liability arose. Notwithstanding the foregoing, VSSI may seek injunctive relief against HTSC for any unauthorized use of Services provided hereunder. The limitations of Section 8.4 shall not apply to the indemnification provisions of Section 9 (except as explicitly noted).

9.	INDEMNIFICATION:

Each Party (in each case, the indemnitor) shall indemnify, defend and hold harmless the other Party and its Affiliates, and each of their respective directors, officers, employees, representatives and agents (each, an indemnitee” and, collectively, the “Indemnitees”) from any and all claims, taxes, penalties, interest, expenses, fees, damages, lawsuits or other liabilities, including without limitation, reasonable attorneys fees and court costs, (collectively, “Claims”) relating to or arising out of (i) the infringement of third party patent, copyright or trade secret rights to the extent caused through unauthorized use of the Service provided by Indemnitor hereunder and (ii) claims made by third parties for personal injury (or death) or loss or damage to real or personal property, arising out of or related to the negligence or willful misconduct, errors or omissions of the Indemnitor or its subcontractors, Affiliates, directors, officers, employees, agents or representatives; provided, however, that (a) claims made by employees of a Party which are covered under applicable workers compensation laws are not indemnified hereunder and (b) VSSI shall not be liable and shall not be obligated to indemnify HTSC, and HTSC shall indemnify, defend and hold harmless VSSI and its Affiliates, and each of their respective directors, officers, employees, representatives and agents hereunder, for any Claims by any third party, including without limitation End-Users and governmental agencies (whether for penal sanctions or otherwise), with respect to (1) services provided by HTSC which may incorporate any of VSSI’s Services except solely to the extent that such claim relates to the Services provided by VSSI and (2) the content of any communications transmitted via an applicable Service (including, without limitation, for libel, defamation, invasion of privacy, misappropriation of trade secrets or infringement of intellectual property rights). Indemnitor shall have the sole discretion to settle any Claims without Indemnitee’s consent (unless such settlement would require Indemnitee to make any unindemnified payment, make an admission of fault, or be subject to non-monetary prospective relief). Indemnitor shall have the sole right to retain and select counsel to represent its interests in defending any Claim as part of its indemnification obligation and Indemnitor shall fully control such defense. Upon request and at Indemnitor’s sole cost and expense, Indemnitee shall provide reasonable assistance necessary to defend any Claim. Indemnitor shall not reimburse, nor shall Indemnitee have any right of indemnification for Indemnitee’s attorneys fees and costs in connection with Indemnitee’s separate retention of counsel, unless Indemnitor shall have wrongly failed to defend and indemnify Indemnitee, or otherwise consents in writing to such separate retention of counsel.

10.	RELATIONSHIP OF THE PARTIES:

The Parties acknowledge and agree that the relationship between them is solely that of independent contractors. Neither Party, nor their respective employees, agents or representatives, has any right, power or authority to act or create any obligation, express or implied, on behalf of the other Party. If applicable, HTSC is the service provider with respect to its End Users. VSSI is merely a supplier to HTSC with no relationship to HTSC’s End Users. HTSC shall not be relieved of any duty, obligation or responsibility hereunder due to the fact that any Service is ultimately provided to other service providers and/or End Users.

11.	FORCE MAJEURE:

Other than with respect to the failure to make payments which have accrued and are due hereunder, neither Party shall be liable under this Agreement for delays, failures to perform, damages, losses or destruction, or malfunction of any equipment, or any consequence thereof, caused by, or due to fire, earthquake, flood, water, the elements, strikes, work actions or other labor disputes, utility curtailments, power failures (that extend beyond the capacity of emergency back-up

GSI Master Services Agreement	VSSI & HTSC

power supplies that are considered prudent under industry standards), explosions, civil disturbances, governmental actions, shortages and/or unavailability of equipment or supplies, unavailability of transportation, acts or omissions of third parties, or any other cause beyond its reasonable control (each, an “Event of Force Majeure”) provided, however, that in the event that any such event of Force Majeure causes any delay or failure on the part of VSSI to deliver the Services in accordance with this Agreement for a continuous period of sixty (60) days or more, or for an aggregate of sixty (60) days in any one hundred and eighty (180) day period, HTSC may terminate this Agreement, or any relevant part of it, by Written Notice effective immediately. It is understood and agreed by the Parties, however, that payment for Services not provided because of any event of Force Majeure shall be suspended for the duration of such event and until such time as such Services are restored or resumed, as the case may be.

12.	WAIVERS:

Either party’s failure at any time to enforce any of the provisions of this Agreement or any right or remedy available hereunder or at law or equity, or to exercise any option herein provided will in no way be construed to be a waiver of such provisions, rights, remedies or options or in any way to affect the validity of this Agreement unless otherwise provided herein. The exercise by a party of any rights, remedies or options provided hereunder or at law or equity shall not preclude or prejudice the exercising thereafter of the same or any other rights, remedies or options. The waiver by either Party of any of the provisions of this Agreement or any breach thereof, shall not operate or be construed as a waiver of any subsequent breach of any such provision of this Agreement.

13.	ASSIGNMENT:

Except in connection with the merger, consolidation, reorganization, restructuring or sale of all or substantially all of the assets of a Party, neither Party may assign or transfer its rights or obligations under this Agreement without the other Party’s written consent, which consent shall not be unreasonably delayed or withheld. Any attempted assignment or transfer without the required consent is void, ab initio. Notwithstanding the foregoing, VSSI may assign this Agreement or its rights or obligations hereunder, in whole or in part, to any of its Affiliates, and HTSC may assign this Agreement or its rights or obligations hereunder, in whole or in part, to a wholly owned subsidiary of Hawaiian Telcom Communications, Inc., without the consent of the other Party hereto.

14.	CONFIDENTIALITY:

14.1	All Proprietary Information which is disclosed by a Disclosing Party to the Recipient and which is to be protected hereunder shall either:

a)	if in writing or other tangible form, be conspicuously labeled as “Proprietary”, “Confidential” or the like at the time of delivery; and

b)	if oral, be identified as Proprietary prior to disclosure, be reduced to writing and labeled as confidential and be provided to the Recipient within fifteen (15) days of the disclosure.

A Disclosing Party shall have the right to correct any inadvertent failure to designate information as “Proprietary” or “Confidential” by written notification as soon as practical (but in no event later than three (3) Business Days) after such error is discovered by that Party. The Recipient shall, upon receiving such a notification, treat such information as Proprietary Information from the date of receipt of notification. Proprietary Information shall remain the property of the Disclosing Party.

14.2	Subject to the provisions of Paragraph 14.3 and 14.4 with respect to any Proprietary Information provided by a Disclosing Party hereunder, the Recipient shall keep such Proprietary Information secret and confidential using the same care (which, in any case,

GSI Master Services Agreement	VSSI & HTSC

shall not be less than reasonable care) to limit disclosure thereof as it uses with similar Proprietary Information of its own that it does not desire to disclose or disseminate. Without limiting the foregoing, the Recipient shall:

a)	restrict disclosure of such Proprietary Information solely to its Affiliates and its, and its Affiliates, employees, advisors and representatives with a need to know and not disclose such Proprietary Information to any other person;

b)	advise all of its Affiliates and its, and its Affiliates, employees, advisors and representatives with access to the Proprietary Information of the Disclosing Party of their obligation to protect such Proprietary Information in accordance with the terms of this Agreement and obtain the advisors and representatives agreement in writing to be so bound; and

c)	use the Proprietary Information provided hereunder only for purposes related directly to performance of the Recipients obligations under this Agreement and for no other purpose.

14.3	The obligations imposed upon a Recipient herein shall not apply to Information of a Disclosing Party, whether or not designated as Proprietary:

a)	that is or becomes generally available to the public other than as a result of a disclosure by the Recipient or its employees, advisors and representatives in breach of this Agreement;

b)	that the Recipient can reasonably demonstrate was already in the possession of the Recipient at the time of disclosure and is not, to the Recipients knowledge, subject to an existing confidentiality agreement;

c)	that is received from a third person without restriction and without breach of this Agreement; or

d)	that is independently developed by the Recipient without access to relevant Proprietary Information, as evidenced by its records.

If any portion of the Proprietary Information falls within any of the aforementioned exceptions, the remainder thereof shall continue to be subject to the prohibitions and restrictions on disclosure and use set forth herein.

14.4	Recipient may disclose Proprietary Information of the Disclosing Party if required to do so by statute, applicable law or regulation or by legal or regulatory authority or process or securities exchange (including without limitation, being legally compelled by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose; provided, however, that the Recipient shall first have given prompt prior written notice to the Disclosing Party so that the Disclosing Party may seek a protective order or other appropriate remedy. At the cost and expense of the Disclosing Party and upon reasonable request, Recipient shall provide any reasonable assistance necessary in obtaining any protective order or other appropriate remedy hereunder. In the event that such protective order or other remedy is not obtained, the Receiving Party shall furnish only that portion of the Proprietary Information which it is legally required to disclose and shall exercise reasonable efforts to obtain assurance that confidential treatment shall be accorded such Proprietary Information. Notwithstanding any such disclosure, any Proprietary Information disclosed pursuant to this Section 14.4 shall continue to be deemed Proprietary Information for purposes hereof.

GSI Master Services Agreement	VSSI & HTSC

14.5	Each Party acknowledges that its breach or threatened breach of this Section 14 may cause the Disclosing Party irreparable harm which would not be adequately compensated by monetary damages. Accordingly, in the event of any such breach or threatened breach, the Receiving Party agrees that equitable relief, including temporary or permanent injunctions, is an available remedy in addition to any legal remedies to which the Disclosing Party may be entitled.

14.6	If the need for any Proprietary Information has expired, each Recipient shall promptly return to the Disclosing Party (or, at the request of the Disclosing Party, destroy) all tangible embodiments of such Disclosing Party’s Proprietary Information, in whole or in part, which it has in its possession. In addition, each Recipient agrees to hold secret and confidential any non-public knowledge that it might have gained in its interaction through this contract with the Disclosing Party for a period of two (2) years following the termination of this Agreement

15.	lNTEGRATlON CONSISTENCY:

This Contract, the Service Orders placed hereunder and all Service Schedules, Attachments and Annexes and other attachments incorporated herein and identified on Attachment A, List of Service Schedules, Annexes, and Attachments or in a document included on Attachment A, represent the entire agreement between the Parties with respect to the subject matter hereof and supersede and merge all prior agreements, promises, understandings, statements, representations, warranties, indemnities and inducements to the making of this Agreement relied upon by either Party, whether written or oral. The provisions of an Attachment to a Service Schedule shall prevail over any conflicting term of a Service Schedule, an Annex to a Service Schedule, this Contract, or a Service Order. The provisions of a Service Schedule shall prevail over any conflicting term of an Annex to a Service Schedule, this Contract or a Service Order. The provisions of an Annex shall prevail over any conflicting term of this Contract or a Service Order. The provisions of this Contract shall prevail over any conflicting provisions of a Service Order or any other transaction documentation, including order acceptances and invoices. Unless stated otherwise, the provisions of each Service Schedule or Attachment apply only to the subject matter of each particular Service Schedule or Attachment respectively.

16.	CONSTRUCTION:

The language used in this Agreement is deemed the language chosen by the Parties to express their mutual intent No rule of strict construction requiring interpretation against the drafting party hereof shall be applied against such drafting Party in the interpretation or construction of this Agreement.

17.	GOVERNING LAW; JURISDICTION:

This Agreement shall be construed and enforced in accordance with the law of the State of New York, without regard to that states conflicts of law principles. The Parties agree that any action related to this Agreement may be brought and maintained only in the federal and state courts located in the State of New York, New York County, USA, and, if applicable, the courts of appeal therefrom. The Parties consent to the nonexclusive jurisdiction and venue of such courts and waive any right to object to such jurisdiction and venue.

18.	NOTICES:

All notices, including but not limited to, demands, requests and other communications required or permitted hereunder shall be in writing and shall be deemed given; (i) when delivered in person, (ii) twenty four (24) hours after deposit with an overnight delivery service for next day delivery, (iii) the same day when sent by facsimile transmission during normal business hours, receipt confirmed by sender’s equipment, or (iv) three (3) Business Days after deposit in the United States mail, postage

GSI Master Services Agreement	VSSI & HTSC

prepaid, registered or certified mail, return receipt requested, and addressed to the recipient Party at the address set forth below, unless a different recipient has been designated by the receiving party for specific notices such as billing disputes:

If to HTSC:	Hawaiian Telcom Communications, Inc.
1177 Bishop Street
Honolulu, HI 96813 U.S.A.
Attn: Linda Frank
Facsimile #: (to be provided)
E-mail Address: Linda.frank@carlyle.com

with a copy to:	Hawaiian Telcom Services Company, Inc.
1177 Bishop Street
Honolulu, HI 96813 U.S.A.
Attn: Alan Oshima, General Counsel
Facsimile #: (to be provided)
E-mail Address: alanoshima@carlyle.com

With a copy to:	William Kennard
The Carlyle Group
1001 Pennsylvania Avenue, N.W.
Washington, D.C. 20004 U.S.A.
Facsimile #: 202.347.1692
E-mail Address: william.kennard@carlyle.com

If to VSSI:	Verizon Select Services Inc.
600 Hidden Ridge
Mail Code HQE02L24
Irving, TX 75039
Attn: Wholesale Commercial Agreement Contract Management
Facsimile#: (972) 719-1504

With a copy to:	Verizon Select Services Inc.
1515 N Court House, Room 500
Arlington, Virginia 22201
Attn: VSSI/Wholesale - John Cullina
Facsimile #: (703) 351-3659

19.	COUNTERPARTS:

This Agreement may be executed in several counterparts, each of which shall constitute an original, but all of which shall constitute one and the same instrument.

20.	THIRD PARTIES:

The provisions of this Agreement and the rights and obligations created hereunder are intended for the sole benefit of the Parties hereto, and do not create any right, claim or benefit on the part of any other person not a Party to this Agreement, including End-Users.

21.	SURVIVAL OF PROVISIONS:

Any obligations of the Parties relating to monies owed, as well as those provisions relating to confidentiality, limitations on liability and indemnification, as well as those provisions which by their

GSI Master Services Agreement	VSSI & HTSC

nature would continue beyond the cancellation, termination, or expiration of this Agreement or any Service Order placed hereunder by HTSC shall survive such cancellation, termination, or expiration.

22.	UNENFORCEABILITY OF PROVISIONS:

The invalidity or unenforceability of any provision of this Agreement or portion thereof does not affect the validity or enforceability of any other provision or portion. If any provision or portion of this Agreement is deemed invalid or unenforceable for any reason, there shall be deemed to be made such minimum change in such provision or portion as is necessary to make it valid and enforceable as so modified in order to give effect to the intent of the Parties; provided, however, that if the making of such minimum change is not feasible or not practical under the circumstances, said provision or portion thereof shall be ineffective to the extent of such invalidity or unenforceability only, without affecting in any way the remaining parts of said provision or the remaining provisions of this Agreement.

23.	CUMULATIVE RIGHTS AND REMEDIES:

Except as may otherwise be provided herein, the assertion by a Party of any right or the obtaining of any remedy hereunder shall not preclude such Party from asserting or obtaining any other right or remedy, at law or in equity, hereunder.

24.	NOT EXCLUSIVE:

Unless otherwise indicated in Service Schedules, this Agreement is not intended to be an exclusive agreement for any Service. Each Party may engage in and possess other business ventures that are competitive with the Services provided under this Agreement.

25.	AMENDMENTS:

Any amendments or modifications to this Agreement must be in writing and agreed to by both Parties.

26.	PUBLICITY, USE OF DATA AND SIMILAR RIGHTS:

26.1	Neither Party (i) shall issue any publication or press release relating to this Agreement or the relationship of the Parties hereunder except as may be required by law or securities exchange or agreed to in writing between the Parties or (ii) may use the name, logo, trade name, service marks, trademarks, or printed materials of the other Party (or any indicia of origin confusingly similar thereto), in any promotional or advertising material, statement, document, press release or broadcast without the prior written consent of the other Party, which consent may be granted or withheld at the other Party’s sole discretion.

26.2	All rights not expressly granted by each Party hereunder are hereby reserved by such respective Party.

26.3	For avoidance of doubt and without implying that any other breach of this Agreement is immaterial, breach of this Section shall constitute a material breach of this Agreement.

26.4	Subject to the confidentiality provisions contained in this Agreement, each Party authorizes the other to transmit data and any transaction and billing data on its behalf to any third parties for the purpose of performing its obligations under this Agreement. Both Parties hereby consent to the processing of such data by the other and for such purposes such Party consents to the transfer of such data as needed.

GSI Master Services Agreement	VSSI & HTSC

27.	LEGAL ADVICE:

Each Party acknowledges and agrees that sufficient allowance has been made for review of this Agreement by respective counsel and that each Party has been advised or had the opportunity to be advised by its legal counsel as to its legal rights, duties and obligations under this Agreement.

28.	SERVICES PROVIDED BY VSSI AFFILIATES:

If a Service Order requires the provision of Service to HTSC in a country other than the country within which this Agreement was executed, such Service may be provided to HTSC by an Affiliate of VSSI authorized to provide such Service in such country. If a Service Order requires the delivery of Service in a jurisdiction where, in order for such Service Order to be enforceable against the Parties, additional terms must be added, then the Parties shall incorporate such terms into the Service Order (preserving, to the fullest extent possible, the terms of this Agreement), The additional terms shall be reflected in a written amendment.

Services under this Agreement may also be provided by Bell Atlantic Communications Inc., d/b/a Verizon Long Distance (“VZLD”)

29.	HTSC AFFILIATES:

Any wholly owned subsidiaries of Hawaiian Telcom Communications, Inc. may order Services under this Agreement from time to time and in such case all references to HTSC in this Agreement will be deemed to be to such subsidiary; provided that HTSC will remain responsible for any liabilities of such Affiliate under this Agreement, and, provided, further, that orders by subsidiaries may not materially increase VSSI’s costs or obligations under this Agreement.

30.	RECORD RETENTION; AUDIT

Each Party shall maintain records necessary to substantiate monthly statements and Invoices for a period of one (1) year following the expiration or termination for any reason of this Agreement. VSSI will make its accounting and settlement records for Service(s) provided hereunder available for inspection by HTSC at reasonable times and upon prior Written Notice, Necessary adjustments as a result of such audits shall be included on the next or the following monthly statement or Invoice

GSI Master Services Agreement	VSSI & HTSC

IN WITNESS WHEREOF, each Party has caused its duly authorized signatory to execute this Agreement on such Party’s behalf as of the date set forth below.

Hawaiian Telcom Services Company , Inc.		Verizon Select Services Inc.

By:	/s/ Michael S. Ruley	By:
Name:	Michael S. Ruley	Name:
Title:	Chief Executive Officer	Title:
Date:		Date:

[LD Agreement]

IN WITNESS WHEREOF, each Party has caused its duly authorized signatory to execute this Agreement on such Party’s behalf, as of the date set forth below.

Hawaiian Telcom Services Company , Inc.	Verizon Select Services Inc.

By:	By:	/s/ John D. Broter
Name:	Name:	John D. Broter
Title:	Title:	Vice President
Date:	Date:

[LD Agreement]